Exhibit 99.1

NEWS RELEASE

For Immediate Release
July 31, 2024

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Appoints James A. Hoyer to Board of Directors

Charleston, West Virginia – City Holding Company, the “Company” (NASDAQ: CHCO), has appointed Major General (retired) James A. Hoyer to its Board of Directors. Hoyer’s appointment is effective immediately and he will stand for election by the shareholders at the next annual meeting scheduled for April 2025. This increases the number of directors of the Company from 13 to 14. The Board of Directors expects to recommend Hoyer as a Class II director, whose terms shall expire at the annual meeting of shareholders in 2028.

Hoyer received his undergraduate degree from the University of Charleston. He has a master’s degree in Management and Public Administration from the West Virginia Graduate College, a master’s in Strategic Studies from the US Army War College and a Certificate in Identity Management from the Naval Post Graduate School.

Hoyer served as The Adjutant General for the State of West Virginia from 2011 until 2021, providing command guidance to the West Virginia Army and Air National Guard of more than 6,500 citizen soldiers and airmen. He also led the state’s Joint Interagency Task Force and response to multiple emergencies and major security events, including the 2016 thousand-year flood and the COVID pandemic.

Hoyer currently serves as Vice President for Economic Innovation for West Virginia University. He also serves as a Senior Advisor for the Civil Military Innovation Institute and is a member of the Board of Advisors for Fidelis New Energy LLC.

“We are thrilled to have General Hoyer join our Board of Directors,” said Dallas Kayser, Chairman of the Board of City Holding Company. “His extensive leadership experience as well as his risk management experience will complement the expertise of City’s current Board.”

City Holding Company is a $6.3 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 97 branches across West Virginia, Kentucky, Virginia and Ohio.